SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


FILED  BY  REGISTRANT     [X]
FILED  BY  A  PARTY  OTHER  THAN  THE  REGISTRANT     [  ]
CHECK  THE  APPROPRIATE  BOX:
     [  ]     PRELIMINARY  PROXY  STATEMENT
     [  ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
14A-B(E)(2))
     [X]     DEFINITIVE  PROXY  STATEMENT
     [  ]     DEFINITIVE  ADDITIONAL  MATERIALS
     [  ]     SOLICITING  MATERIAL  PURSUANT  TO  240.14A-11(C)  OR  240.14A-12

                                 PIZZA INN, INC.
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT  OF  FILING  FEE  (CHECK  THE  APPROPRIATE  BOX):
[X]     NO  FEE  REQUIRED.

[ ]     FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.
     1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES: 2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FOR THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
          4)  PROPOSED  MAXIMUM  AGGREGATE  VALUE  OF  TRANSACTION:
          5)  TOTAL  FEE  PAID:

[  ]     FEE  PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.          [ ]     CHECK
BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR
SCHEDULE  AND  THE  DATE  OF  ITS  FILING.
     1)  AMOUNT PREVIOUSLY PAID:     2) FORM, SCHEDULE OR REGISTRATION STATEMENT
NO:
     3)  FILING  PARTY:     4)  DATE  FILED:

                                 PIZZA INN, INC.
                          5050  QUORUM  DRIVE,  SUITE  500
                             DALLAS,  TEXAS  75240
                                (972)  701-9955

                     NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS

                    TO  BE  HELD  DECEMBER  14,  1999

To  our  Shareholders:

     The Annual Meeting of Shareholders of Pizza Inn, Inc., (the "Company") will be held at the Company's training facility, 4819 Keller Springs Road, Addison, Texas 75248, on Tuesday, December 14, 1999, at 10:00 a.m., Dallas time, for the following purposes:

1.     To  elect  three  Class  II  directors;  and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on October 20, 1999 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

     Sincerely,



     Jeff  Rogers
President  and  Chief  Executive  Officer

November  8,  1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. THE ENCLOSED PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.



                             YOUR VOTE IS IMPORTANT.

     PIZZA  INN,  INC.
     5050  QUORUM  DRIVE,  SUITE  500
     DALLAS,  TEXAS  75240
     (972)  701-9955

     PROXY  STATEMENT  FOR  THE
     ANNUAL  MEETING  OF  SHAREHOLDERS

     TO  BE  HELD  DECEMBER  14,  1999

     The Board of Directors of Pizza Inn, Inc., a Missouri corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's training facility, 4819 Keller Springs Road, Addison, Texas 75248, on Tuesday, December 14, 1999, 10:00 a.m., Dallas time, and at any adjournments thereof. This Proxy Statement was first mailed to the Company's shareholders on or about November 8, 1999.

     If the proxy is signed and returned before the Annual Meeting, it will be voted in accordance with the directions on the proxy. A proxy may be revoked at any time before it is voted by execution of a subsequent proxy, by signed written notice to Pizza Inn, Inc., 40 Wall Street, New York, NY 10005, or by voting in person at the Annual Meeting.

     OUTSTANDING  CAPITAL  STOCK

     The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is October 20, 1999. At the close of business on that date, there were outstanding 11,853,058 shares of Common Stock, $.01 par value ("Common Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.


     ACTION  TO  BE  TAKEN  AT  THE  MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

1. FOR the election of the three Class II director nominees named herein, to serve for a term of two years each or until their respective successors are elected and qualified; and

2. In the discretion of the proxy holders, as to the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors is not presently aware of any other business to be brought before the Annual Meeting.


     QUORUM  AND  VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock (a "Shareholder") is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Solely with respect to the election of directors, a Shareholder has that number of votes equal to the number of shares held by him on the record date multiplied by the number of directors being elected and he is entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among as many nominees and in such manner as he sees fit. Directors must be elected by a plurality of the votes cast. To be elected as a director, a candidate must be one of the three candidates who receive the most votes out of all votes cast at the Annual Meeting.

     A Shareholder who is present, in person or by proxy, and who withholds his vote in the election of directors, will be counted for purposes of determining whether a quorum exists, but the withholding of his vote will not affect the election of directors. A Shareholder who is present, in person or by proxy, and who abstains from voting on other proposals, will be counted for purposes of a quorum, and the abstention will have the same effect as a vote against the proposals. Broker non-votes will be considered shares not present and will have no effect on the outcome of the vote. If a quorum is not present, in person or by proxy, the meeting may adjourn from time to time until a quorum is obtained.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, FOR the election of the nominees as directors. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment.


                                    PROPOSAL  ONE:

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation and By-laws provide that the Board of Directors shall be divided into two Classes. The terms of the three Class II directors expire at the Annual Meeting. The Board has nominated for election at the Annual Meeting all three incumbent Class II directors, each to serve for a term of two years. Each nominee of the Board has expressed his intention to serve the entire term for which election is sought. Directors will be elected by cumulative voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEE DIRECTORS.

The following table lists the names and ages, as of October 11, 1999, of the three nominee directors and the four directors whose terms of office will continue after the Annual Meeting, the class to which each director has been or will be elected, the year in which each director was first elected, and the annual meeting (assuming that it is held in December) at which the term of each director will expire.




                  NOMINEE DIRECTORS
--------------------
                                     Director  Term
                      Age       Class  Since  Expires
                      --------  -----  -----  -------
C. Jeffrey Rogers           52  II      1990     1999
F. Jay Taylor               76  II      1994     1999
Steve A. Ungerman           55  II      1990     1999

Continuing Directors
--------------------
Bobby L. Clairday           56  I       1990     2000
Ronald W. Parker            49  I       1993     2000
Ramon D. Phillips           66  I       1990     2000
Butler E. Powell            60  I       1998     2000

EXECUTIVE  OFFICERS

     The following table sets forth certain information, as of October 11, 1999, regarding the Company's executive officers:




                    Executive
                     Officer
NAME------------------
                    Age        Position                                              Since
                    ---------  ----------------------------------------------------  -----
C. Jeffrey Rogers          52  President, Vice Chairman and Chief Executive Officer   1990
Ronald W. Parker           49  Executive Vice President and Chief Operating Officer   1992
B. Keith Clark             36  General Counsel and Secretary                          1997
Dennis L. Essary           45  Vice President of Norco Operations                     1998
Bradford S. Lucky          33  Vice President of Marketing                            1997
Ward T. Olgreen            40  Vice President of Concept Development                  1995
Shawn M. Preator           30  Controller, Treasurer and Assistant Secretary          1999
Karen A. Steinbach         40  Vice President of Franchise Operations and Training    1997

BIOGRAPHIES  OF  NOMINEE  DIRECTORS  AND  CONTINUING  DIRECTORS

     Steve A. Ungerman is Of Counsel to the law firm of Boswell & Kober, P.C. From August 16, 1997 to December 31, 1997, he was employed by MedSynergies, Inc., a physician practice management company, in the capacity of Special Projects. From September 16, 1996 to August 15, 1997, he was President of MedSynergies, Inc. From September 1996 to December 1997, he was Of Counsel to the law firm of Ungerman, Sweet & Brousseau. Prior to September 1996, he practiced law as a shareholder of Ungerman & Ungerman, P.C. and its predecessors for 28 years in the areas of business matters, commercial finance and mediation. Mr. Ungerman received his Juris Doctor degree from Southern Methodist University. He was elected a Director and Chairman of the Board of Directors of Pizza Inn in September 1990.

Bobby L. Clairday is an Area Developer of Pizza Inn restaurants and he is President, a Director and sole shareholder of Clairday Food Services, Inc., a Pizza Inn franchisee operating Pizza Inn restaurants in three states. Mr. Clairday is also sole shareholder of Advance Food Services, Inc., a franchisee operating Pizza Inn restaurants in Arkansas. From 1990 until his election as a Director of the Company in January 1993, Mr. Clairday was an ex-officio member of the Board of Directors, serving as a representative of our franchisees. He has served as the President of the Pizza Inn Franchisee Association and as a member of various committees and associations affiliated with the Pizza Inn restaurant system. Mr. Clairday has been a franchisee of the Company for over twenty years.

     Ronald W. Parker is Executive Vice President and Chief Operating Officer of the Company. Mr. Parker joined the Company in October 1992 and was elected Executive Vice President, Chief Operating Officer and a Director in January 1993. From October 1989 to September 1992, he was Executive Vice President and General Manager of the Bonanza restaurant division of Metromedia Steakhouses, Inc. and its predecessor Metsa, Inc. From 1983 to 1989, Mr. Parker served in several executive positions for USACafes, the franchisor of the Bonanza restaurant chain.

     Ramon D. Phillips has been President, Chief Executive Officer and Chairman of the Board of Hallmark Financial Services, Inc., a financial services company, since May 1989. Prior to Hallmark Financial Services, Inc., Mr. Phillips had over fifteen years experience in the franchise restaurant industry, serving in an executive position with Kentucky Fried Chicken (1969-1974) and Pizza Inn, Inc. (1974-1989).

     Butler E. Powell is Vice President of Business Banking with Hibernia National Bank in Metairie, Louisiana. He has served in various capacities with the bank and its predecessors since 1983. He graduated from Loyola University in New Orleans with BBA and MBA degrees and spent 3 years with the national accounting firm, Ernst and Ernst, before entering the banking industry. Mr. Powell was former President and a Director of the New Orleans Athletic Club and served on the Foundation Board of East Jefferson Hospital. He was elected a Director of Pizza Inn in January 1998.

     C. Jeffrey Rogers was appointed President of the Company's predecessor in February 1990 and he became President, Chief Executive Officer and a Director of the Company in September 1990 pursuant to the terms of the Company's recapitalization plan. From 1983 to 1989, Mr. Rogers was President, Chief Executive Officer and a Director of USACafes General Partner, Inc., the general partner of the limited partnership that owned the Bonanza family restaurant system and franchised approximately 650 Bonanza restaurants, and its predecessor USACafes. Mr. Rogers was elected Vice Chairman of the Board of Directors of the Company in January 1994, and he was elected a Director of Hallmark Financial Services, Inc. in May 1995.

     F. Jay Taylor is an arbitrator in Ruston, Louisiana who is affiliated with the American Arbitration Association and the Federal Mediation and Conciliation Service. He is a Director and Chairman of the Audit Committee of Michael's Stores, Inc. He formerly served as a Director of USACafes, Earth Resources and Mid South Railroad. Dr. Taylor, who received his Ph.D. from Tulane University, served as President of Louisiana Tech University from 1962 to 1987 and currently serves as its President Emeritus. Mr. Taylor was elected a Director of the Company in 1994.


                      BIOGRAPHIES OF NON-DIRECTOR OFFICERS

     B. Keith Clark joined the Company in February 1997 and was elected General Counsel and Secretary of the Company in March 1997. From June 1994 through February 1997, he was Assistant General Counsel and Assistant Secretary of
American Eagle Group, Inc., a property and casualty insurance holding company. From January 1990 through May 1994, Mr. Clark was a corporate associate in the Dallas office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a diversified international law firm.

Dennis L. Essary was appointed Vice President of Administration/Controller of Norco Division of the Company in July 1997. In February 1998 he was appointed Vice President of Norco Operations. He joined the Company as Controller of the Norco Division in September 1992. Mr. Essary was Vice President of Mediquip International, a distributor of medical equipment and supplies, from April 1990 to September 1992. Mr. Essary owned a certified public accounting firm from 1987 to 1990.

Bradford S. Lucky was appointed Vice President of Marketing in March 1997. He joined the Company in December 1996 as Executive Director of Marketing. From 1989 through November 1996, Mr. Lucky served in several account management positions in the Publicis/Bloom Advertising Agency.

     Ward T. Olgreen was appointed Vice President of Concept Development in February 1999. He joined the Company in September 1991 as a Franchise Operations Consultant. Mr. Olgreen was promoted to Senior Franchise Operations Consultant in July 1992, Director of Franchise Operations in July 1993, and Vice President of International Operations and Vice President of Brand R&D for the Company in January 1995. Mr. Olgreen was a Branch Manager for GCS Service, Inc., a restaurant equipment service provider, from June 1986 through July 1991.

     Shawn M. Preator was elected Controller, Treasurer and Assistant Secretary in April 1999. Mr. Preator had been Assistant Controller at the Company since July 1998. Prior to joining the Company, Mr. Preator was a Senior Financial Analyst at LSG/Sky Chefs, an international airline caterer, from September 1996 to July 1998. Prior to September 1996, Mr. Preator worked for the accounting firm Ernst & Young LLP in their audit department.

     Karen A. Steinbach joined the Company in April 1995, and was appointed Director of Franchise Operations in July 1995. She was appointed Vice President of Franchise Operations and Training in April 1997. Prior to joining the Company, Ms. Steinbach was Director of Systems Development at Brice Foods from 1993 through 1995. From 1988 to 1993, Ms. Steinbach served in several positions at Brice Foods with responsibilities for restaurant and franchise operations.


     SECURITY  OWNERSHIP  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth certain information, as of October 11, 1999, with respect to the beneficial ownership of Common Stock by: (a) each person known to be a beneficial owner of more than five percent of the outstanding Common Stock; (b) each director, nominee director, and executive officer named in the section entitled "Summary Compensation Table"; and (c) all directors and executive officers as a group (13 persons). Except as otherwise indicated, each of the persons named in the table below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Information as to the beneficial ownership of Common Stock by directors and executive officers of the Company has been furnished by the respective directors and executive officers.




Name                                             Shares
and Address of                                Beneficially   Percent
5% Beneficial Owner                              Owned      Of Class
-------------------------------               ------------  ---------
 C. Jeffrey Rogers (a)
 5050 Quorum Drive, Suite 500
 Dallas, Texas  75240                          4,239,018         33.2%

 Ronald W. Parker (a)
 5050 Quorum Drive, Suite 500
 Dallas, Texas  75240                          1,373,802         10.7%

 Butler E. Powell                                  6,000  less than 1%
 Bobby L. Clairday (a) (b)                        78,300  less than 1%
 Ramon D. Phillips (a) (c)                        52,446  less than 1%
 Steven A. Ungerman (a)                           45,849  less than 1%
 F. Jay Taylor                                    10,000  less than 1%
 B. Keith Clark (a)                               42,640  less than 1%
 Karen A. Steinbach (a)                           36,504  less than 1%
 Ward T. Olgreen (a)                              89,018  less than 1%

 All Directors and
 Executive Officers as a Group                 6,028,605           46%


(a) Includes vested options under the Company's stock option plans, as follows: 760,000 shares for Mr. Rogers; 823,000 shares for Mr. Parker; 30,000 shares for Mr. Clairday; 23,823 shares for Mr. Phillips; 2,500 shares for Mr. Powell; 15,283 shares for Mr. Ungerman; 32,500 shares for Mr. Clark; 32,500 shares for Ms. Steinbach; and 48,333 shares for Mr. Olgreen.

(b) Mr. Clairday shares voting and investment power for 18,200 shares with his wife.

(c) Mr. Phillips shares voting and investment power for 5,333 shares with the other shareholders of Wholesale Software International, Inc.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board has established Audit, Compensation, Executive, Finance and Stock Award Plan Committees. The Audit Committee selects independent auditors and reviews audit results. The Compensation Committee reviews and approves remuneration for officers of the Company and administers the 1992 Stock Award Plan. The Finance Committee reviews and oversees the Company's capital structure and operating results. The Executive Committee considers business as directed by the Chairman of the Board. The Stock Award Plan Committee administers the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan.

     As of October 11, 1999, Messrs. Clairday, Phillips, Taylor and Ungerman serve on the Audit Committee; Messrs. Phillips, Powell and Ungerman serve on both the Compensation and Stock Award Plan Committees; Messrs. Phillips, Rogers and Ungerman serve on the Executive Committee; and Messrs. Parker, Phillips, Powell and Taylor serve on the Finance Committee.




During fiscal year 1999, the Board of Directors held four meetings. The Audit Committee met three times, the Compensation Committee met once, the Executive
Committee met eight times and the Finance Committee met four times. In addition, the Board of Directors and the Compensation and Stock Award Plan Committees took several actions by unanimous written consent in lieu of meetings. Each of the directors attended at least three-fourths of the total number of meetings held by the Board and the committees on which he served.


     SUMMARY  COMPENSATION  TABLE

     The following table sets forth the annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal years ended June 27, 1999, June 28, 1998 and June 27, 1997 (designated as years 1999, 1998 and 1997).




                                                                                                         Long Term
                                                 Annual Compensation                                    Compensation
                                                                                                            Awards
                                              ------------------------                           -------------------
                                                                                                   Securities Under-
          Name                                                                  Other Annual           lying Options
(and Principal Position)        Year (a)          Salary ($)     Bonus ($)   Compensation ($)(b)     (# of shars)
------------------------  --------------------  ---------------  ----------  --------------------  ---------------
C. Jeffrey Rogers                         1999  $       562,333  $  600,000  $            252,670                -
(Chief Executive                          1998  $       536,065  $  612,500  $            243,892          180,000
Officer)                                  1997  $       510,539  $  500,000  $            220,380          250,000

Ronald W. Parker                          1999  $       424,871  $  187,500  $            231,658                -
(Chief Operating                          1998  $       383,890  $  186,500  $            179,402          180,000
Officer)                                  1997  $       325,000  $  270,160  $            187,825          250,000

B. Keith Clark (General                   1999  $       120,000  $    5,000  $                  -            4,500
Counsel) (d)                              1998  $       107,211  $    5,000  $              3,600           27,000
                                          1997  $        31,923  $    8,000  $              1,200           30,000

Karen A. Steinbach                        1999  $       100,000  $    6,000  $                  -            4,000
(Vice President of                        1998  $        87,077  $    6,000  $              3,600           27,000
Franchise Operations                      1997  $        71,539  $   16,000  $              3,600           15,000
and Training)

Ward T. Olgreen                           1999  $        98,077  $    5,000  $                  -            4,500
(Vice President of                        1998  $        84,690  $    5,000  $              3,600           12,000
International                             1997  $        76,384  $   13,759  $              5,980           10,000
Operations and R&D)

(a) Includes: for Mr. Rogers, supplemental retirement benefits of $43,860 (which includes the payment of related taxes) per year in 1999, 1998 and 1997 and life insurance benefits (which includes the payment of related taxes) of $76,702 in 1999, $86,986 in 1998, and $69,684 in 1997; for Mr. Parker,
supplemental retirement benefits of $43,860 (which includes the payment of related taxes) per year in 1999, 1998 and 1997 and life insurance benefits (which includes the payment of related taxes) of $72,139 in 1999, $67,309 in 1998 and $66,965 in 1997; for Mr. Clark, car allowance of $3,600 in 1998 and $1,200 in 1997; for Ms. Steinbach, car allowance of $3,600 per year in 1998 and 1997; and for Mr. Olgreen, car allowance of $3,600 per year in 1998 and 1997.

(b) Includes compensation for Mr. Clark from his employment date of February 26, 1997.

     AGGREGATED  OPTION  EXERCISES  IN  LAST  FISCAL  YEAR
     AND  FISCAL  YEAR-END  OPTION  VALUES

     The following table sets forth information regarding stock options exercised during fiscal year 1999 and unexercised stock options held at the end of fiscal year 1999 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The closing bid price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System, was $3.46875 on June 25, 1999 the last trading day of the Company's fiscal year.




                                                                                               Value of
                                                                              Number of     Unexercised
                                                                             Unexercised   In-the-Money
                                                                               Options at    Options at
                      Shares                                              Fiscal Year End    Fiscal Year
                     Acquired on    Value Realized                       (Exercisable/  End (Exercisable/
     Name           Exercise (#)         ($)                             Unexercisable)(#) Unexercisable)
------------------  -------------  ----------------                      ----------------- --------------
C. Jeffrey Rogers              --                --                          1,460,000     (e)  $685,939
                                                                                -0-        (u) $     -0-

Ronald W. Parker               --                --                          1,023,500     (e)  $395,350
                                                                                -0-        (u) $      0-

B. Keith Clark                 --                --                             27,500     (e)  $    233
                                                                                34,00      (u)  $  1,780

Karen A. Steinbach             --                --                            19,500      (e)  $  7,423
                                                                               50,500      (u)  $ 10,563

Ward T. Olgreen                --                --                            46,666      (e)  $ 37,347
                                                                               26,500      (u)  $  1,703


(e)     Denotes  exercisable  options.

(u)     Denotes  unexercisable  options.


     OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     The following table sets forth information regarding stock options granted during fiscal year 1999, pursuant to the Company's 1993 Stock Award Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.


                                                                             Potential Realizable Value at
                                                                             Assumed Annual Rates of Stock
                                                                             Price Appreciation for Option
                 Individual Grants                                                         Term
                ------------------                                            ----------------------------
                                              % of Total Options
                                                   Granted to     Exercise
                               Options              Employees in    Price    Expiration
Name                         Granted (#)            Fiscal Year   ($/Share)     Date      5%    10%
------------------  ------------------------------  ------------  ---------  -----------  ----  ------
C. Jeffrey Rogers                 -                   -             -         -          -        -

Ronald W. Parker                  -                   -             -         -          -        -

B. Keith Clark                 4,500 (a)             6.2          3.125     4/15/05    $4,783  $10,850

Karen A. Steinbach             4,000 (a)             5.6          3.125     4/15/05    $4,251  $ 9,645

Ward T. Olgreen                4,500 (a)             6.2          3.125     4/15/05    $4,783  $10,850

(a) All of such options were granted on April 16, 1999 and become exercisable on April 15, 2000.


              COMPENSATION COMMITTEE AND STOCK AWARD PLAN COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and administering the 1992 Stock Award Plan. The same three directors also comprise the Stock Award Plan Committee, which administers the 1993 Stock Award Plan.

     In its administration and periodic review of executive compensation, the Compensation Committee believes in aligning the interests of the executive officers with those of the Company's shareholders. To accomplish this, the Compensation Committee seeks to structure and maintain a compensation program that is directly and materially linked to operating performance and enhancement of shareholder value. This has been effectively accomplished in the past by weighting the compensation of most executive officers in favor of equity ownership incentives and bonuses paid on the basis of performance.

     The Company intends for all compensation paid to its executives to be fully deductible under federal income tax laws. Recently adopted changes to the Internal Revenue Code impose certain limitations on compensation in excess of $1 million per year paid to executives. The Compensation Committee believes that performance based bonuses and stock options granted to its executive officers will continue to be fully deductible.


CHIEF  EXECUTIVE  OFFICER

     The salary and bonus of C. Jeffrey Rogers, Chief Executive Officer of the Company, is set forth in his most recent Employment Agreement, effective as of July 1, 1999. The agreement provides for an annual base salary in fiscal year
2000  of  $591,010  which  will  be  increased  by  5%  per  year.

     In reviewing Mr. Rogers' agreement, the Compensation Committee found his base salary and bonus to be in line with the overall leadership he has provided to the employees and to the franchise community. The bonus program established in Mr. Rogers' agreement is based on new store openings, pre-tax net income growth, and pre-tax operating cash flow. Termination provisions were found to be industry competitive and in line with historical performance and expected future contributions as well as helping to ensure his continued leadership. See the section entitled "Executive Employment Contracts."


EXECUTIVE  OFFICERS

     Salaries of the executive officers, excluding Mr. Rogers, are reviewed annually and adjusted based on competitive practices, changes in level of responsibilities and, in certain cases, individual performance measured against goals. The Compensation Committee strongly believes that maintaining a competitive salary structure is in the best interest of shareholders. It believes the Company's long-term success in its marketplace is best achieved through recruitment and retention of high caliber executives who are among the most skilled and talented in the industry.

     Bonus targets for the four most highly paid executive officers, other than the Chief Executive Officer, are set annually. Mr. Parker's 1999 bonus was based on individual performance and targets related to the Company's profitability, cash flow and debt repayments. The 1999 bonuses for Mr. Clark, Ms. Steinbach and Mr. Olgreen were based on individual performance and targets related to profitability of the Company for the fiscal year.


STOCK  OPTIONS

     The Compensation Committee and Stock Award Plan Committee believe that equity ownership motivates officers and employees to provide effective leadership that contributes to the Company's long-term financial success as measured by appreciation in its stock price. The Company established the 1993 Stock Award Plan for the purpose of aligning employee and shareholder interests. Under this plan, stock options have been granted in fiscal year 1999 to certain executive officers, as well as other employees, based upon their relative positions and responsibilities, as well as historical and expected contributions to Company growth.

     Submitted  by  the  Compensation  Committee and Stock Award Plan Committee:

Ramon  D.  Phillips
Steve  A.  Ungerman
Butler  E.  Powell


     EXECUTIVE  EMPLOYMENT  CONTRACTS

     C. Jeffrey Rogers and the Company entered into an Employment Agreement, executed October 1, 1999 and effective as of July 1, 1999, for a term which currently extends through June 30, 2004.

     Under the agreement, Mr. Rogers is also entitled to the following cash bonuses, based on performance: (a) $37,500 payable each quarter, if the Company's operating results report pre-tax income growth of at least 10% more than the same quarter in the preceding year; (b) $75,000 payable each semi-annual period, if the Company opens at least 50 new Pizza Inn units during such fiscal year; and (c) $200,000 payable annually, if the Company meets targets established in the agreement for pre-tax operating cash flow (such bonus being adjustable to a maximum of $250,000 per year if such targets are exceeded by certain amounts).

     Under the agreement, Mr. Rogers also receives a $50,000 annual allowance to purchase life and disability insurance and a $10,000 annual allowance to maintain secondary health, dental and other insurance. As compensation for the use of his personal automobile on Company business, Mr. Rogers receives $1,350 per month as an automobile allowance, plus reimbursement of gasoline and maintenance expenses.

     Ronald W. Parker and the Company entered into an Employment Agreement, executed October 1, 1999 and effective as of July 1, 1999, for a term which currently extends through June 30, 2004. The agreement provides for an annual base salary and bonus not less than the current base salary and bonus with such increases as the Compensation Committee may approve.

Mr. Rogers or Mr. Parker may terminate their respective agreements at any time within six months after a "change in control" of the Company occurs or within twelve months under certain circumstances after a change in control of the Company occurs. Change in control is defined as: (a) a transfer of substantially all of the assets of the Company to an outside group or entity;
(b) the acquisition by an outside group or entity of 50% or more of the stock of the Company or other surviving corporation; or (c) an unapproved change in the majority of the Company's Board of Directors. If the Company terminates Mr. Rogers' employment without cause, or if Mr. Rogers terminates his employment upon a "change in control," he will be entitled to a lump sum payment of his base salary for the remainder of the term of the agreement plus two times the maximum annual bonus amounts provided in the agreement. If the Company terminates Mr. Parker's employment without cause, or if Mr. Parker terminates his employment upon a "change in control," he will be entitled to a lump sum payment of three times (i) his highest annual salary over the last three years plus (ii) the highest bonus and other cash compensation received by Mr. Parker the last three years. Each agreement includes a noncompetition covenant that would apply for three years after termination of employment.


     COMPENSATION  OF  DIRECTORS

     A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board. Outside directors receive an annual fee of $17,000 plus meeting fees equal to $1,000 per Board meeting and $250 per Committee meeting attended. The Chairman of the Board receives an additional $6,000 annual fee for serving in that capacity. Directors are also reimbursed for Board related expenses.

     Under the 1993 Outside Directors Stock Award Plan each elected outside director is eligible to receive, as of the first day of the Company's fiscal year, options for Common Stock equal to twice the number of shares of Common Stock purchased during the preceding fiscal year or purchases by exercise of previously granted options during the first ten days of the current fiscal year. On the first day of the first fiscal year immediately following the day on which an outside director first becomes eligible to participate in this plan, that outside director shall receive an option to acquire one share of Common Stock for each share of Common Stock owned by such director on this first day of the fiscal year. No outside director shall be entitled to options for more than 20,000 shares per fiscal year. Stock options granted under the plan have an exercise price equal to the market price of the Common Stock on the date of grant and are first exercisable one year after grant.

     Since the beginning of fiscal year 1999, stock options were granted to outside directors pursuant to such plan as follows: on July 1, 1998, options for 5,490 shares (at $5.50) to Mr. Phillips, and 2,500 shares (at $5.50) to Mr. Powell; on June 28, 1999, options for 10,000 shares (at $3.46875) to Mr. Taylor, and 2,000 shares (at $3.46875) for Mr. Powell.


     COMPENSATION  COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal year 1999 were Messrs. Powell, Phillips and Ungerman. During fiscal year 1999, C. Jeffrey Rogers served on the Board of Directors and the Compensation Committee of Hallmark Financial Services, Inc., of which Mr. Phillips is Chief Executive Officer and Chairman of the Board of Directors. Prior to 1990, Mr. Phillips served as a director and officer of two predecessors of the Company. See "Biographies of Nominee Directors and Continuing Directors."


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 6, 1999, the Company loaned C. Jeffrey Rogers, the Company's President and Chief Executive Officer, approximately $1.95 million to acquire 700,000 shares of the Company's common stock through the exercise of vested stock options previously granted to him by the Company. The interest rate on the loan is the same floating interest rate the Company pays in its credit facility with Wells Fargo (Texas), N. A. ("Wells Fargo"). As collateral for the loan, Mr. Rogers granted the Company a second lien on 2,749,000 shares of the Company's common stock and certain real property. The Company has agreed to subordinate its loan to an existing personal loan made by Wells Fargo to Mr. Rogers. The Wells Fargo loan is secured by a first lien on the collateral pledged to the Company.



     On October 6, 1999, the Company loaned Ronald W. Parker, the Company's Executive Vice President and Chief Operating Officer, approximately $560,000 to acquire 200,000 shares of the Company's common stock through the exercise of vested stock options previously granted to him by the Company. The interest rate on the loan is the same floating interest rate the Company pays in its credit facility with Wells Fargo. As collateral for the loan, Mr. Parker granted the Company (i) a first lien on 100,000 previously purchased shares of the Company's common stock and certain real property, and (ii) a second lien in certain additional real property.

     Both loans were approved by the Board of Directors, with the specific terms and collateral being approved by the Compensation Committee.

     Bobby L. Clairday is President and sole shareholder of Clairday Food Services, Inc. and is sole shareholder of Advance Food Services, Inc., both of which are franchisees of the Company. Mr. Clairday also holds area development rights in his own name. Mr. Clairday currently operates 15 restaurants in Arkansas, Texas and Missouri, either individually or through the corporations noted above. As franchisees, the two corporations purchase a majority of their food and other supplies from the Company's distribution division. In fiscal year 1999, purchases by these franchisees made up 5% of the Company's food and supply sales, and royalties, license fees and area development fees from Mr. Clairday and such franchisees made up 3% of the Company's franchise revenues.

     Ramon D. Phillips is a Vice President and shareholder of Wholesale Software International, Inc., which is a franchisee operating one Pizza Inn restaurant.


                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and the persons who own more than ten percent of the Company's Common Stock to file initial reports of ownership of Common Stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of such reports. The Company believes that, during the preceding fiscal year, all of the Company's executive officers, directors and holders of more than 10% of its Common Stock complied with all
Section  16(a)  filing  requirements.


                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative annual total shareholder return (change in share price plus reinvestment of any dividends) on the Company's Common Stock versus two indexes for the past five fiscal years. The graph assumes $100 was invested on the last trading day of the fiscal year ending June 27, 1993. Until fiscal year 1998, the Company did not pay cash dividends on its Common Stock during the applicable period. The Dow Jones Equity Market Index is a published broad equity market index. The Dow Jones Entertainment and Leisure Restaurant Index is compiled by Dow Jones and Company, Inc., and is comprised of seven public companies, weighted for the market capitalization of each company, engaged in restaurant or related businesses (CKE Restaurants, Inc., Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., McDonald's Corporation, Tricon Global Restaurants, Inc., and Wendy's International, Inc.).


                                                       Cumulative Total Return
                                                       -----------------------
                                         6/25/94  6/24/95  6/28/96  6/29/97  6/28/98  6/27/99
PIZZA INN, INC. . . . .                   100.00    85.19   125.93   111.11   160.81   107.39
DOW JONES EQUITY MARKET                   100.00   127.50   159.26   213.72   278.34   327.69
DOW JONES RESTAURANTS .                   100.00   124.37   148.04   152.44   203.02   236.04

                              INDEPENDENT AUDITORS

     The Audit Committee has selected PricewaterhouseCoopers, LLP certified public accountants, as the independent auditors of the Company for fiscal year 2000. A representative of PricewaterhouseCoopers, LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement.


                              SHAREHOLDER PROPOSALS

     If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders tentatively scheduled for December 2000, the shareholder must deliver his or her proposal to the Company at its principal executive offices no later than July 12, 2000, in such form as required under rules issued by the Securities and Exchange Commission, in order to have that proposal included in the proxy materials of the Company for such Annual Meeting of Shareholders.

     If a shareholder wishes to present a proposal at the 2000 Annual Meeting of Shareholders, but does not wish to include the proposal in the proxy materials of the Company for such Annual Meeting of Shareholders, the shareholder must notify the Company in writing of his or her intent to make such presentation no later than September 25, 2000 or the Company shall have the right to exercise its discretionary voting authority when such proposal is presented at the Annual Meeting of Shareholders, without including any discussion of that proposal in the proxy materials for the Annual Meeting.


                                  MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telefax. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

     A  COPY  OF  THE  COMPANY'S  ANNUAL REPORT ON FORM 10-K EXCLUDING EXHIBITS,
DATED SEPTEMBER 23, 1999, IS BEING FURNISHED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON WRITTEN REQUEST AND UPON REIMBURSEMENT OF THE COMPANY'S REASONABLE EXPENSES FOR FURNISHING SUCH EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO PIZZA INN, INC., 5050 QUORUM DRIVE, SUITE 500, DALLAS, TEXAS 75240, ATTENTION: CORPORATE SECRETARY.

This Proxy, when properly executed, will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will vote FOR Item 1.

Please  mark  your  votes  as  indicated  in  this  example:  [X]


THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  ITEM  1.
Item  1.          ELECTION  OF  CLASS  II  DIRECTORS.

     FOR              [  ]
     WITHHELD FOR ALL [  ]
Nominees:  C. Jeffrey Rogers, F.Jay  Taylor  and  Steve  A.  Ungerman

                       WITHHELD  FOR: (Write that nominee's name in the space
                                          provided  below).
                          ___________________________________________________


               If  you  plan  to  attend  the  Annual
               Meeting,  please  mark  the  WILL
               ATTEND  block.

                                                       WILL
                                                       ATTEND
                                                        [  ]


                                   Date:          ,  1999

     .                              Signature

                                   Signature  if  held  jointly

                                   NOTE:  Please  sign  as  name appears hereon.
                                   Joint  owners  should  each  sign.  When
                                   signing as attorney, executor, administrator,
                                             trustee  or  guardian,  please give
                                   full  title  as     such.



                              FOLD AND DETACH HERE

PROXY

     (1)     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 PIZZA INN, INC.

                             5050 QUORUM, SUITE 500
                               DALLAS, TEXAS 75240

               ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 14, 1999

     The undersigned, revoking all proxies heretofore given, hereby appoints C. Jeffrey Rogers and B. Keith Clark, or either of them, as proxies of the undersigned, with full power of substitution and resubstitution, to vote on behalf of the undersigned the shares of Pizza Inn, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Dallas time on Tuesday, December 14, 1999, at the Company's training facility, 4819 Keller Springs Road, Addison, TX 75248, and at all adjournments thereof, as fully as the undersigned would be entitled to vote if personally present, as specified on the reverse side of this card.